Exhibit 23.1

Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-176057), Forms S-3 (No. 333-38266, No. 333-142049, No. 36673, No. 333-54912, No. 333-116973, No. 333-126084, No. 333-130248, No. 333-131744 and No. 333-137994) and the Registration Statements on Forms S-8 (No. 333-149832, No. 333-171942, No. 333-179038, No. 333-29801, No. 333-60057, No. 333-79789, No. 333-43504, No. 333-72098, No. 333-117193, No. 333-126083, No. 333-133010 and No. 333-143016) of InSite Vision Incorporated of our report dated March 5, 2012, with respect to the consolidated financial statements which appear in this Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

March 5, 2012